SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
Amendment No. 1
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION
12(B) OR (G) OF THE
SECURITIES EXCHANGE ACT OF 1934
THE ULTIMATE SOFTWARE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	65-0694077 (I.R.S. Employer Identification No.)

2000 Ultimate Way Weston, Florida (Address of principal executive offices)	33326 (Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be listed:	Name of each exchange on which to be so registered:
None.	N/A
Securities to be registered pursuant to Section 12(g) of the Act:
Preferred Stock Purchase Rights, par value 0.01 per share
(Title of Class)
If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐
If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒
Securities Act registration statement file number to which this form relates: N/A
Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1.	Description of Registrant’s Securities to be Registered.
     The Registration Statement on Form 8-A of The Ultimate Software Group, Inc. (the “Company”), dated October 23, 1998 (SEC File No. 000-24347), is hereby amended by the information set forth in the following paragraphs.
     Effective August 26, 2008, the Company entered into an amended and restated stockholder rights plan (the “Amended Rights Agreement”) with Computershare Trust Company N.A., as rights agent (the “Rights Agent”), amending and restating its existing stockholder rights plan between the Company and the Rights Agent (formerly known as BankBoston, N.A.), dated October 22, 1998 (the “Existing Rights Agreement”). The following paragraphs summarize the principal amendments to the Existing Agreement effectuated through the Amended Rights Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Amended Rights Agreement, a copy of which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K of September 2, 2008, and is incorporated herein by reference. A copy of the Amended Rights Agreement is available free of charge from the Company.
(i)	The term has been extended to October 22, 2018.
(ii)	The purchase price has been changed to $135 for each one one-hundredth of a Preferred Share purchasable pursuant to the exercise of a Right, subject to adjustment.
     In addition to the amended provisions described above, the Amended Rights Agreement also contains certain other modifications to the Existing Agreement. The foregoing description of the Amended Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended Rights Agreement.

Item 2.	Exhibits.

Exhibit No.	Description

4.1
Amended and Restated Rights Agreement, dated as of August 26, 2008, between The Ultimate Software Group, Inc. and Computershare Trust Company, N.A., as Rights Agent. The Amended and Restated Rights Agreement includes the Form of Certificate of Designations of Series A Junior Preferred Stock as Exhibit A, Form of Rights Certificate as Exhibit B, and the Summary of Rights as Exhibit C (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Committee on September 2, 2008).

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

THE ULTIMATE SOFTWARE GROUP, INC.
By:	/s/ Mitchell K. Dauerman
	Name:	Mitchell K. Dauerman
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

Date: September 2, 2008

Exhibit Index

Exhibit No.	Description

4.1
Amended and Restated Rights Agreement, dated as of August 26, 2008, between The Ultimate Software Group, Inc. and Computershare Trust Company, N.A., as Rights Agent. The Amended and Restated Rights Agreement includes the Form of Certificate of Designations of Series A Junior Preferred Stock as Exhibit A, the Form of Rights Certificate as Exhibit B, and the Summary of Rights as Exhibit C (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated September 2, 2008).

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